Exhibit 15.3

[Fangda Partners Letterhead]

April 30, 2019

Jumei International Holding Limited

20th Floor, Tower B, Zhonghui Plaza
11 Dongzhimen South Road, Dongcheng District
Beijing 100007, People's Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading "Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure," "Item 4. Information on the Company—C. Organizational Structure" and "Item 10. Additional Information—E. Taxation—People's Republic of China Taxation" in Jumei International Holding Limited's Annual Report on Form 20-F for the year ended December 31, 2018 (the "Annual Report"), which will be filed with the Securities and Exchange Commission (the "SEC") in the month of April 2019, and further consent to the incorporation by reference into each of the Registration Statement on Form S-8 (File No. 333-197313) filed on July 9, 2014 pertaining to Jumei International Holding Limited's 2011 global share plan and 2014 share incentive plan and the Registration Statement on Form S-8 (File No. 333-205155) filed on June 23, 2015 pertaining to Jumei International Holding Limited's 2014 share incentive plan of the summary of our opinion under the heading "Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure," "Item 4. Information on the Company—C. Organizational Structure" and "Item 10. Additional Information—E. Taxation—People's Republic of China Taxation" in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Fangda Partners
Fangda Partners